EXHIBIT 99

ADP Reports Fourth Quarter and Fiscal 2015 Results; Provides Fiscal 2016 Forecast

  Worldwide new business bookings grew 18% for the quarter, 13% for the year
  Total revenues from continuing operations increased 5% to $2.7 billion for the quarter and 7% to $10.9 billion for the year, impacted by currency translation by three and two percentage points, respectively
  Diluted earnings per share from continuing operations increased 15% to $0.55 per share for the quarter and 12% to $2.89 for the year
  Forecasting revenue growth of 7% to 9% and diluted earnings per share growth of 12% to 14% for fiscal 2016

ROSELAND, N.J., July 30, 2015 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its fourth quarter and fiscal 2015 financial results and provided an initial outlook for fiscal 2016.

For the quarter, revenues from continuing operations grew 5% to $2.7 billion and were negatively impacted three percentage points by unfavorable foreign currency translation. Pretax earnings grew 7% to $382 million and were negatively impacted two percentage points by unfavorable foreign currency translation. Pretax margin expanded 30 basis points in the quarter to 14.2%, which included a negative impact of about 20 basis points from the client funds extended investment strategy. Diluted earnings per share from continuing operations increased 15% to $0.55 on a lower effective tax rate and fewer shares outstanding compared with last year's fourth quarter, and included higher-than-anticipated selling expenses resulting from exceptionally strong new business bookings that exceeded internal expectations.

For the year, revenues from continuing operations grew 7% to $10.9 billion and were negatively impacted two percentage points by unfavorable foreign currency translation. Pretax earnings grew 10% to $2.1 billion and were negatively impacted one percentage point by unfavorable foreign currency translation. Pretax margin expanded 60 basis points to 18.9%, which included a negative impact of about 20 basis points from the client funds extended investment strategy. Diluted earnings per share from continuing operations increased 12% to $2.89 on a lower effective tax rate and fewer shares outstanding compared with a year ago. These results included higher-than-anticipated selling expense from better-than-expected new business bookings as well as a negative impact of about four cents from unfavorable foreign currency translation.

"ADP had another successful year, demonstrating that our strategy to drive sustainable growth is working," said Carlos Rodriguez, president and chief executive officer, ADP. "Our strong new business bookings growth across the ADP portfolio exceeded our expectations. This outperformance reflects the high demand for additional HCM solutions, including products that assist businesses in complying with the Affordable Care Act, and positions ADP well for long-term growth."

"ADP's results in fiscal 2015 reflect the fundamental strength of our business model," said Jan Siegmund, chief financial officer, ADP. "Our outperformance in new business bookings led to short-term pressure on our margins and earnings growth, but reflect the success of our offerings. ADP continued its shareholder friendly actions, and during fiscal 2015 returned approximately $2.5 billion of cash to shareholders through dividends and share repurchases."

Fourth Quarter and Fiscal 2015 Segment Results

Employer Services – Employer Services offers a comprehensive range of HCM and business outsourcing solutions.

  Employer Services revenues increased 2% compared to last year's fourth quarter, and 5% for the year. This growth was negatively impacted by four percentage points in the quarter and two percentage points for the full year by unfavorable foreign currency translation.
  The number of employees on ADP clients' payrolls in the United States increased for the fourth quarter and the full year by 2.9% and 3.0% respectively, when measured on a same-store-sales basis for a subset of clients ranging from small to large businesses.
  Employer Services client revenue retention declined about 30 basis points compared to last year's fourth quarter, and for the fiscal year remains at a record level of 91.4%.
  Employer Services pretax margin decreased approximately 80 basis points compared to last year's fourth quarter resulting from higher selling expenses due to better-than-anticipated new business bookings. For the full year, pretax margin increased approximately 70 basis points, primarily due to operating efficiencies.

PEO Services – PEO Services provides comprehensive employment administration outsourcing solutions through a co-employment relationship.

  PEO Services revenues increased 16% for the fourth quarter and 17% for the full year.
  PEO Services pretax margin increased approximately 80 basis points for the quarter and 110 basis points for the year, primarily driven by sales productivity and operating efficiencies.
  Average worksite employees paid by PEO Services increased 13% for the quarter to approximately 384,000, and 14% for the year to approximately 363,000.

Interest on Funds Held for Clients

The safety, liquidity and diversification of ADP clients' funds are the foremost objectives of the company's investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

  For the fourth quarter, interest on funds held for clients was flat compared to $95 million a year ago, and for the full year increased 1% to $378 million compared to $373 million a year ago.
  Average client funds balances increased 4% in the fourth quarter to $22.6 billion compared to $21.8 billion a year ago, and for the full year increased 5% to $21.8 billion compared to $20.7 billion a year ago. This growth was negatively impacted by two percentage points in the quarter and one percentage point for the full year by unfavorable foreign currency translation.
  The average interest yield on client funds was 1.7% in the fourth quarter, down slightly compared to a year ago, and for the full year was 1.7%, down approximately 10 basis points compared to 1.8% a year ago.

Discontinued Operations

On June 26, 2015, ADP sold a business that generated approximately $29.8 million in revenues and approximately $0.01 of earnings per share in fiscal 2015. The results of operations and the pretax gain of $102.3 million on the sale of this business are reported within discontinued operations in the fiscal 2015 and 2014 results within this release, along with the results of operations of CDK Global which was divested in a tax-free spin-off on September 30, 2014.

Fiscal 2016 Outlook

ADP anticipates full-year fiscal 2016 revenue growth of 7% to 9% compared to fiscal 2015 revenue of $10.9 billion. This forecast includes an anticipated negative impact of one to two percentage points due to unfavorable foreign currency translation. ADP forecasts diluted earnings per share from continuing operations to grow 12% to 14% compared with $2.89 per share in fiscal 2015, including an expected negative impact of about one percentage point due to unfavorable foreign currency translation. This earnings per share forecast does not assume incremental share repurchases beyond anticipated dilution related to employee benefit plans.

ADP's earnings growth forecast represents an anticipated pretax margin expansion of about 50 basis points from 18.9% in fiscal 2015. Additionally, ADP anticipates an effective tax rate of 33.7% compared with 33.5% in fiscal 2015. Worldwide new business bookings are anticipated to grow 8% to 10% compared to over $1.6 billion sold in fiscal 2015.

Revenue growth for fiscal 2016 is expected to be lower in the first and second quarters of the fiscal year due to continued negative impacts expected from foreign currency translation, as well as the expected timing of starts that will convert to new recurring revenue from new business bookings sold during the fourth quarter of fiscal 2015. Therefore, ADP anticipates revenue growth to be below the guidance range of 7% to 9% in the first and second quarters of fiscal 2016, and above the guidance range of 7% to 9% in the third and fourth quarters of fiscal 2016.

In addition, ADP expects additional expense in the first and second quarters of the fiscal year resulting from investment in operational resources to support the implementation of higher-than-anticipated new business bookings in the fourth quarter of fiscal 2015. This additional expense, combined with the expected lower revenue growth in the first and second quarters, is anticipated to result in flat to slightly positive pretax earnings growth for the first and second quarters of fiscal 2016.

Reportable Segments Fiscal 2016 Forecast

  For the Employer Services segment, ADP anticipates revenue growth of 5% to 6%, including a negative impact of about two percentage points from unfavorable foreign currency translation, with pretax margin expansion of about 100 basis points.
  ADP forecasts pays per control will increase 2.0% to 3.0% for the year.
  For the PEO Services segment, ADP anticipates 15% to 17% revenue growth with pretax margin expansion of about 50 basis points.

Client Funds Extended Investment Strategy Fiscal 2016 Forecast

The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 28, 2015. The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts assumes a moderate increase in the Fed Funds target rate beginning in the second half of the fiscal year. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of July 28, 2015 were used to forecast new purchase rates for the client and corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to increase $5 to $15 million, or 1% to 4%. This is based on anticipated growth in average client funds balances of 3% to 5% to $22.5 to $22.9 billion and an average yield of 1.7% which is anticipated to be flat compared to the fiscal 2015 average yield of 1.7%.
  The total contribution from the client funds extended investment strategy is expected to increase up to $10 million compared with a year ago.

Investor Webcast Today

ADP will host a conference call for financial analysts today, Thursday, July 30, 2015 at 8:30 a.m. EDT. The conference call will be webcast live on ADP's website at investors.adp.com and will be available for replay following the call. A slide presentation will be available shortly before the webcast.

Supplemental financial information including schedules of quarterly and full year revenues and pretax earnings by reportable segment for fiscal years 2013, 2014 and 2015, as well as details of the fiscal 2015 quarterly results from the client funds extended investment strategy, are posted to ADP's website at investors.adp.com. ADP news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP

Employers around the world rely on ADP® (Nasdaq:ADP) for cloud-based solutions and services to help manage their most important asset – their people.  From human resources and payroll to talent management and benefits administration, ADP brings unmatched depth and expertise in helping clients build a better workforce.  A pioneer in Human Capital Management (HCM) and business process outsourcing, ADP serves more than 630,000 clients in more than 100 countries.   ADP.com

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,925.0	$ 1,891.0	$ 7,928.3	$ 7,595.4
Interest on funds held for clients	95.4	95.0	377.7	373.4
PEO revenues (A)	674.1	580.6	2,632.5	2,257.6
Total revenues	2,694.5	2,566.6	10,938.5	10,226.4

Expenses:
Costs of revenues:
Operating expenses	1,397.8	1,351.3	5,625.3	5,290.8
Systems development & programming costs	152.5	143.6	595.4	551.2
Depreciation & amortization	51.5	51.0	206.9	199.0
Total costs of revenues	1,601.8	1,545.9	6,427.6	6,041.0

Selling, general & administrative expenses	725.2	675.4	2,496.9	2,370.3
Interest expense	1.5	1.3	6.5	6.1
Total expenses	2,328.5	2,222.6	8,931.0	8,417.4

Other income, net	(15.6)	(13.0)	(63.2)	(70.2)

Earnings from continuing operations before income taxes	381.6	357.0	2,070.7	1,879.2

Provision for income taxes	124.6	123.8	694.2	636.6

Net earnings from continuing operations	$ 257.0	$ 233.2	$ 1,376.5	$ 1,242.6

Earnings from discontinued operations before income taxes	103.7	92.3	171.5	414.9

Provision for income taxes	24.5	36.8	95.5	141.6

Net earnings from discontinued operations	$ 79.2	$ 55.5	$ 76.0	$ 273.3

Net earnings	$ 336.2	$ 288.7	$ 1,452.5	$ 1,515.9

Basic Earnings Per Share from Continuing Operations	$ 0.55	$ 0.49	$ 2.91	$ 2.59
Basic Earnings Per Share from Discontinued Operations	0.17	0.12	0.16	0.57
Basic Earnings Per Share	$ 0.72	$ 0.60	$ 3.07	$ 3.17

Diluted Earnings Per Share from Continuing Operations	$ 0.55	$ 0.48	$ 2.89	$ 2.57
Diluted Earnings Per Share from Discontinued Operations	0.17	0.11	0.16	0.57
Diluted Earnings Per Share	$ 0.72	$ 0.60	$ 3.05	$ 3.14

Dividends declared per common share	$ 0.490	$ 0.480	$ 1.950	$ 1.875

Components of other income, net:
Interest income on corporate funds	$ (13.0)	$ (13.0)	$ (56.9)	$ (53.7)
Realized gains on available-for-sale securities	(3.1)	(0.7)	(6.8)	(20.4)
Realized losses on available-for-sale securities	0.5	0.7	1.9	3.9
Gain on sale of notes receivable	—	—	(1.4)	—
Total other income, net	$ (15.6)	$ (13.0)	$ (63.2)	$ (70.2)

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $6,701.6 million and $5,707.8 million for the three months ended June 30, 2015 and 2014, respectively, and $26,674.1 million and $23,192.2 million for the twelve months ended June 30, 2015 and 2014, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30, 2015	June 30, 2014
Assets
Cash and cash equivalents/Short-term marketable securities (B)	$ 1,665.9	$ 3,616.2
Other current assets	2,278.0	2,188.6
Assets of discontinued operations	—	2,430.2
Total current assets before funds held for clients	3,943.9	8,235.0
Funds held for clients	24,865.3	19,258.0
Total current assets	28,809.2	27,493.0

Long-term marketable securities	28.9	54.1
Property, plant and equipment, net	672.7	667.1
Other non-current assets	3,599.7	3,845.6
Total assets	$ 33,110.5	$ 32,059.8

Liabilities and Stockholders' Equity
Obligations under commercial paper borrowings (B)	$ —	$ 2,173.0
Other current liabilities	2,463.2	2,429.7
Liabilities of discontinued operations	—	601.5
Client funds obligations	24,650.5	18,963.4
Total current liabilities	27,113.7	24,167.6

Long-term debt	9.2	11.5
Other non-current liabilities	1,179.1	1,210.5
Total liabilities	28,302.0	25,389.6

Total stockholders' equity	4,808.5	6,670.2
Total liabilities and stockholders' equity	$ 33,110.5	$ 32,059.8

(B) As of June 30, 2014, $2,015.8 million of short-term marketable securities and $183.8 million of cash and cash equivalents are related to the Company's outstanding commercial paper borrowings.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)	Three Months Ended June 30,
	2015	2014	Change	% Change
Revenues from continuing operations
Employer Services	$ 2,176.9	$ 2,131.2	$ 45.7	2%
PEO Services	678.0	584.0	94.0	16%
Other	(160.4)	(148.6)	(11.8)	n/m
Total revenues from continuing operations	$ 2,694.5	$ 2,566.6	$ 127.9	5%

Pre-tax earnings from continuing operations
Employer Services	$ 556.6	$ 561.0	$ (4.4)	(1)%
PEO Services	77.5	62.4	15.1	24%
Other	(252.5)	(266.4)	13.9	n/m
Total pre-tax earnings from continuing operations	$ 381.6	$ 357.0	$ 24.6	7%

Pre-tax margin
Employer Services	25.6%	26.3%	(0.8)%
PEO Services	11.4%	10.7%	0.8%
Other	n/m	n/m	n/m
Total pre-tax margin	14.2%	13.9%	0.3%

	Twelve Months Ended June 30,
	2015	2014	Change	% Change
Revenues from continuing operations
Employer Services	$ 8,897.3	$ 8,506.0	$ 391.3	5%
PEO Services	2,647.2	2,270.9	376.3	17%
Other	(606.0)	(550.5)	(55.5)	n/m
Total revenues from continuing operations	$10,938.5	$10,226.4	$ 712.1	7%

Pre-tax earnings from continuing operations
Employer Services	$ 2,694.2	$ 2,517.3	$ 176.9	7%
PEO Services	303.6	234.4	69.2	30%
Other	(927.1)	(872.5)	(54.6)	n/m
Total pre-tax earnings from continuing operations	$ 2,070.7	$ 1,879.2	$ 191.5	10%

Pre-tax margin
Employer Services	30.3%	29.6%	0.7%
PEO Services	11.5%	10.3%	1.1%
Other	n/m	n/m	n/m
Total pre-tax margin	18.9%	18.4%	0.6%

	Three Months Ended June 30,
Earnings per share information:	2015	2014	Change	% Change
Net earnings from continuing operations	$ 257.0	$ 233.2	$ 23.8	10%
Net earnings	$ 336.2	$ 288.7	$ 47.5	16%

Basic weighted average shares outstanding	465.1	478.5	(13.4)	(3)%
Basic earnings per share from continuing operations	$ 0.55	$ 0.49	$ 0.06	12%
Basic earnings per share	$ 0.72	$ 0.60	$ 0.12	20%

Diluted weighted average shares outstanding	468.8	482.7	(13.9)	(3)%
Diluted earnings per share from continuing operations	$ 0.55	$ 0.48	$ 0.07	15%
Diluted earnings per share	$ 0.72	$ 0.60	$ 0.12	20%

	Twelve Months Ended June 30,
Earnings per share information:	2015	2014	Change	% Change
Net earnings from continuing operations	$ 1,376.5	$ 1,242.6	$ 133.9	11%
Net earnings	$ 1,452.5	$ 1,515.9	$ (63.4)	(4)%

Basic weighted average shares outstanding	472.6	478.9	(6.3)	(1)%
Basic earnings per share from continuing operations	$ 2.91	$ 2.59	$ 0.32	12%
Basic earnings per share	$ 3.07	$ 3.17	$ (0.10)	(3)%

Diluted weighted average shares outstanding	475.8	483.1	(7.3)	(2)%
Diluted earnings per share from continuing operations	$ 2.89	$ 2.57	$ 0.32	12%
Diluted earnings per share	$ 3.05	$ 3.14	$ (0.09)	(3)%

	Three Months Ended June 30,
Key Statistics:	2015	2014
Internal revenue growth:
Employer Services	2%	8%
PEO Services	16%	19%

Employer Services:
Change in pays per control - U.S.	2.9%	2.9%
Change in client revenue retention percentage - worldwide	(0.3) pts	0.0 pts
Employer Services/PEO new business bookings growth - worldwide	18%	5%

PEO Services:
Paid PEO worksite employees at end of period	387,000	341,000
Average paid PEO worksite employees during the period	384,000	340,000

	Twelve Months Ended June 30,
Key Statistics:	2015	2014
Internal revenue growth:
Employer Services	5%	7%
PEO Services	17%	15%

Employer Services:
Change in pays per control - U.S.	3.0%	2.8%
Change in client revenue retention percentage - worldwide	0.0 pts	0.1 pt
Employer Services/PEO new business bookings growth - worldwide	13%	7%

PEO Services:
Paid PEO worksite employees at end of period	387,000	341,000
Average paid PEO worksite employees during the period	363,000	319,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended June 30,
	2015	2014	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.7	$ 1.8	$ (0.1)	(5)%
Corporate extended	2.5	2.3	0.2	9%
Total corporate	4.2	4.1	0.1	3%
Funds held for clients	22.6	21.8	0.8	4%
Total	$ 26.8	$ 25.9	$ 0.9	3%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.6%	0.9%
Corporate extended	1.7%	1.7%
Total corporate	1.2%	1.4%
Funds held for clients	1.7%	1.7%
Total	1.6%	1.7%

Net unrealized gain position at end of period	$ 216.5	$ 324.4

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.1	$ 2.0
U.S. & Canadian reverse repurchase agreement borrowings	0.4	0.3
	$ 2.5	$ 2.3

Average interest rates paid on:
U.S. commercial paper borrowings	0.1%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.3%	0.5%

Interest on funds held for clients	$ 95.4	$ 95.0	$ 0.4	—%
Corporate extended interest income (C)	10.4	9.9	0.5	5%
Corporate interest expense-short-term financing (C)	(1.1)	(1.0)	(0.2)	(17)%
	$ 104.7	$ 104.0	$ 0.7	1%

	Twelve Months Ended June 30,
	2015	2014	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.8	$ 1.5	$ 0.4	25%
Corporate extended	2.7	2.6	0.1	5%
Total corporate	4.6	4.1	0.5	12%
Funds held for clients	21.8	20.7	1.1	5%
Total	$ 26.4	$ 24.8	$ 1.6	6%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.6%	0.9%
Corporate extended	1.7%	1.7%
Total corporate	1.3%	1.4%
Funds held for clients	1.7%	1.8%
Total	1.7%	1.7%

Net unrealized gain position at end of period	$ 216.5	$ 324.4

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 2.3	$ 2.3
U.S. & Canadian reverse repurchase agreement borrowings	0.4	0.4
	$ 2.7	$ 2.6

Average interest rates paid on:
U.S. commercial paper borrowings	0.1%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.4%	0.5%

Interest on funds held for clients	$ 377.7	$ 373.4	$ 4.3	1%
Corporate extended interest income (C)	46.2	43.2	2.9	7%
Corporate interest expense-short-term financing (C)	(5.0)	(4.5)	(0.5)	(11)%
	$ 418.8	$ 412.1	$ 6.8	2%

(C) While "Corporate extended interest income" and "Corporate interest expense-short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended June 30,
	2015	2014

Corporate extended interest income	$ 10.4	$ 9.9
All other interest income	2.6	3.1
Total interest income on corporate funds	$ 13.0	$ 13.0

Corporate interest expense - short-term financing	$ 1.1	$ 1.0
All other interest expense	0.4	0.3
Total interest expense	$ 1.5	$ 1.3

	Twelve Months Ended June 30,
	2015	2014

Corporate extended interest income	$ 46.2	$ 43.2
All other interest income	10.7	10.5
Total interest income on corporate funds	$ 56.9	$ 53.7

Corporate interest expense - short-term financing	$ 5.0	$ 4.5
All other interest expense	1.5	1.6
Total interest expense	$ 6.5	$ 6.1

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit rating and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 should be considered in evaluating any forward-looking statements contained herein.

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